Exhibit 10.5(b)
NON QUALIFIED STOCK OPTION AGREEMENT
(Grant by Compensation Committee of the Board of Directors)
EFFECTIVE DATE:

BETWEEN:	TRM Corporation, an Oregon corporation	the “Company”

AND:		the “Optionee”
     To attract and retain able, experienced, and trained people and to provide additional incentive to key employees and directors, the Board of Directors of the Company (the “Board”) adopted and the shareholders of the Company approved the TRM Corporation Omnibus Stock Incentive Plan (the “Plan”). Pursuant to the Plan, the Board has granted to the Optionee a non qualified option to purchase shares of the Company’s Common Stock, no par value (the “Stock”), in the amount indicated below.
     NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Agreement, the parties agree as follows:
     1. Grant. The Company grants to the Optionee upon the terms and conditions set forth below the right and option (the “Option”), subject to the vesting schedule set forth in paragraph 3, to purchase any part of an aggregate of                      shares of the Company’s authorized but unissued Stock at a purchase price of $                     per share, this price being the fair market value of the shares as determined pursuant to the Plan on the date of the grant of this Option. The Option is given upon the following terms and conditions:
          (a) Subject to reduction in the Option term as provided in subparagraphs (b), (d) and (f) below, the Option granted shall continue in effect until                      years from the date hereof. Subject to the vesting schedule set forth in paragraph 3, the Option may be exercised at any time and from time to time over the term of the Option.
          (b) Except as provided in subparagraph (d) hereof, the Option shall not be exercised unless at the time of such exercise the Optionee is serving as a director of the Company or a parent or subsidiary corporation of the Company and shall have so served continuously since the date the Option was granted. Absence on leave or on account of illness under rules established by the Compensation Committee of the Board of Directors (the “Committee”) shall not be deemed an interruption of such continuous service for purposes of the Option.
          (c) The Option shall not be assignable or transferable by the Optionee except by will or by the laws of descent and distribution of the state or country of the Optionee’s domicile at the time of death. The option shall be exercisable during the Optionee’s lifetime only by the Optionee.
          (d) In the event the Optionee ceases to serve as a director of the Company or a parent or subsidiary corporation of the Company for any reason other than because of death or physical disability preventing the Optionee from performing the Optionee’s regular duties as a director, the Option may be exercised by the Optionee at any time prior to the expiration date of the Option or the expiration of three months after the Optionee ceases to serve as a director, whichever is the shorter period, but only to the extent that the Optionee was entitled to exercise the Option on the date of termination. If the Optionee ceases to serve as a director because of physical disability preventing the Optionee from performing regular duties, the Option may be exercised by the Optionee at any time prior to the expiration date of the Option or the expiration of twelve months after the date the Optionee ceases to serve as a director, whichever is the shorter period, but only to the extent the Optionee was entitled to exercise the Option on the date of termination. If the Optionee dies while serving as a director, the option may be exercised at any time prior to the expiration date of the Option or the expiration of twelve months after the date of Optionee’s death, whichever is the shorter period, but only to the extent the Optionee was entitled to exercise the Option on the date of death, and only by the persons to whom such Optionee’s rights under the Option pass by the Optionee’s will or by the laws of descent and distribution of the state or country of the Optionee’s domicile at the time of death. To the extent that the Option is not exercised within the limited period provided above, all further rights to purchase shares pursuant to the Option shall end at the expiration of such period.

          (e) Shares may be purchased pursuant to the Option only upon receipt by the Company of written notice from the Optionee of the Optionee’s desire to purchase, specifying the number of shares the Optionee desires to purchase and the date on which the Optionee desires to complete the purchase which shall not be more than 30 days after receipt of notice. If required to comply with any applicable federal or state securities laws, the notice also shall contain a representation that it is the Optionee’s intention to acquire the shares for investment and not for resale. On or before the date specified for completion of the purchase of the shares, the Optionee shall pay the Company the full purchase price of the shares in cash. No shares shall be issued until full payment has been made, and the Optionee shall have none of the rights of a shareholder until shares are issued. Upon notification of the amount due and prior to or concurrently with delivery of the certificate representing the shares, the Optionee shall pay to the Company any amounts necessary to satisfy applicable federal, state, and local withholding tax requirements.
          (f) Except as provided in the final sentence of this subparagraph (f), if the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, reclassification, stock split-up, combination of shares, or dividend payable in shares, the Board or the Committee shall make appropriate adjustment in the number and kind of shares as to which the Option, or portion thereof then unexercised, shall be exercisable, in order that the Optionee’s proportionate interest shall be maintained as before the occurrence of such event. Such adjustment in the Option shall be made without change in the total price applicable to the unexercised portion of the Option and with a corresponding adjustment in the option price per share. Any such adjustment made by the Board or the Committee shall be conclusive. In the event of the dissolution or liquidation of the Company or a merger or other reorganization in which the Company is not the surviving corporation, in lieu of adjusting the Option as described above, the Committee may, in its sole discretion, provide a 30-day period immediately prior to such event during which the Optionee shall have the right to exercise the Option in whole or in part without any limitation on exercisability and upon the expiration of such 30-day period all unexercised options shall immediately terminate; provided, however, that, if the event occurs less than six months after the date the Option is granted, the exercise of the Option shall not be accelerated, if such acceleration would cause the grant or the exercise of the Option to be deemed a purchase subject to Section 16(b) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder.
     2. Conditions. The obligations of the Company under this Agreement shall be subject to the approval of such state or federal authorities or agencies as may have jurisdiction in the matter. The Company will use its best efforts to take such steps as may be required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the issuance or sale of any shares acquired pursuant to this Agreement or the listing of such shares on any such exchange. The Company shall not be obligated to issue or deliver shares under this Agreement if, upon advice of its legal counsel, such issuance or delivery would violate state or federal securities laws.
     3. Vesting Schedule. The Option shall initially not be exercisable. Except as provided in the final sentence of paragraph 1(f), the Option shall vest and become fully exercisable as to the number of shares specified below on each date specified below until the option is exercisable in full. Under no circumstances may the Option be exercised until six months after the date of grant.

Shares Vesting
Vesting Date	on Such Date

     4. Legends. Certificates representing the shares subject to this Agreement shall bear such legends as the Company shall deem appropriate to reflect any restrictions on transfer imposed by federal or applicable state securities laws.
     5. Employment. Nothing in the Plan or in this Agreement shall confer upon the Optionee any right to be continued as a director of the Company or interfere in any way with the right of the Company to remove the Optionee as a director at any time for any cause.
     6. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of any successor of the Company, but except as provided above, the Option granted shall not be assigned or otherwise disposed of by the Optionee.

     7. The Plan. The Option is subject to the terms and conditions of the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control.

TRM Corporation		Optionee

By

President & Chief Executive Officer